Exhibit 99.1

Star Scientific Successful in Appeal of Patent Infringement Lawsuit against RJ Reynolds Tobacco

Petersburg, Virginia – August 25, 2008 – Star Scientific, Inc. announced that the United States Court of Appeals for the Federal Circuit issued its opinion today on Star’s appeal of rulings by the US District Court in its patent infringement lawsuit against RJ Reynolds Tobacco Company, Inc. (RJR). A three-judge panel ruled unanimously that the lower court’s ruling, that Star Scientific had engaged in inequitable conduct, was “clearly erroneous”, and also reversed the district court’s grant of summary judgment holding Star’s patents indefinite. Based on those rulings the Federal Circuit Court remanded the case for further proceedings. The opinion can be accessed at the Federal Circuit Court’s website: http://www.cafc.uscourts.gov/dailylog.html.

A bench trial was held in early February, 2005 on RJR’s defense claim of inequitable conduct. Shortly before that trial began, RJR was permitted by the District Court to file summary judgment motions that claimed that the patents were neither sufficiently definite nor was the patent application entitled to a priority date. Two years later, in January, 2007, the district court issued rulings that granted RJR’s summary judgment motions. Six months later, on June 26, 2007, the district court ruled that Star committed inequitable conduct in the prosecution of its patents. Star filed a notice of appeal with the US Court of Appeals for the Federal Circuit the following day. Oral arguments on the appeal were heard by the Federal Circuit Court on March 7, 2008. As a result of Star’s success in its appeal, the case will be remanded to the US District Court of Maryland for further proceedings. As the company has previously stated, Star believes it ultimately will be successful before a jury at trial.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown &

Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 17, 2008, and other factors detailed from time to time in the Company’s other filings with the SEC, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Petersburg, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City, VA and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

smachir@starscientific.com

(301) 654-8300